Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS: Patti L. Bell Director of Investor Relations & Administration (919) 510-8003 pbell@winstonhotels.com	Contact:	Jerry Daly or Carol McCune (703) 435-6293 (jerry@dalygray.com, carol@dalygray.com)

FOR IMMEDIATE RELEASE

Winston Hotels, Inc. Announces Closing of
Series B Cumulative Preferred Stock Offering

RALEIGH, N.C., February 24, 2004 — Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust and owner of premium limited-service, upscale extended-stay and full service hotels, announced today that it has completed an offering of 3,680,000 shares of its 8% Series B Cumulative Preferred Stock (liquidation preference $25.00 per share). The Series B preferred stock sale provides net proceeds to the Company of approximately $88.9 million.

The Company will use the majority of the net proceeds from the offering to redeem, concurrently with the closing of the offering, all 3,000,000 shares of its 9.25% Series A Cumulative Preferred Stock. The redemption price will be $25 per share, plus accrued dividends to the redemption date. Dividends on the Series A preferred stock will cease to accrue and the Series A preferred stock will no longer be deemed to be outstanding from and after the redemption date of February 24, 2004.

The remaining net proceeds of approximately $12.9 million initially will be used to pay down the Company’s outstanding debt balance under its $175 million line of credit. The Company plans to use these net proceeds in the future to fund its lending business, to acquire hotels or interests in hotels through joint ventures and for general corporate purposes.

The Series B preferred stock will trade on the New York Stock Exchange under the symbol “WXH PrB.”

The underwriters for the offering were Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scotts & Stringfellow, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, New York 10179.

About the Company

Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, repositioning and active asset management of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 7,059 rooms in 16 states, which includes: 43 wholly-owned properties with an aggregate of 6,054 rooms; a 49 percent ownership interest in two joint venture hotels with an aggregate of 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a 13.05 percent ownership interest in three joint venture hotels with an aggregate of 405 rooms. In addition, the company owns a 48.78 percent ownership interest in one joint venture that is developing a hotel with 147 rooms which we expect to open this summer. The company also has issued mezzanine loans to owners of three hotels with an aggregate of 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may affect the company’s ability to complete the redemption and the other transactions described herein, many of which are outside the company’s control, including customary closing conditions, prevailing conditions in the public capital markets and general risks in the hospitality and real estate businesses and other risks and uncertainties described in the prospectus with respect to this offering and reports filed by the company with the Securities and Exchange Commission.